Securities and Exchange Commission
                             Washington, D.C. 20549
                           Amendment No. 1 to Form N8A
                          Notification of Registration
                      Filed Pursuant to Section 8(a) of the
                         Investment Company Act of 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

 Name:

      First Trust/Four Corners Senior Floating Rate Income Fund
      (formerly known as Four Corners Claymore Corporate High Income Portfolio)

Address of Principal Business Office (No. & Street, City, State, Zip Code):

      1001 Warrenville Road, Suite 300, Lisle, Illinois  60532

Telephone Number (including area code):

      (630) 241-4141

Name and Address of agent for service of process:

      W. Scott Jardine
      First Trust Portfolios L.P.
      1001 Warrenville Road, Suite 300
      Lisle, Illinois  60532

Check appropriate box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N8A:

         Yes [X]   No [ ]

                             -----------------

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Lisle and State of Illinois on the 8th day of September, 2003.

                                    First Trust/Four Corners Senior Floating
                                       Rate Income Fund
                                    (Name of Registrant)

                                    By: /s/ James A. Bowen
                                    -------------------------------------------
                                    James A. Bowen, President and Sole Trustee


Attest:  /s/ W. Scott Jardine
-----------------------------
W. Scott Jardine
Secretary